February   , 1995



Dear Plan Sponsor:

Enclosed is your plan's proxy information for the Putnam Income
Fund.  There are three proposals that require a vote:

1.   Election of the fund's trustees;

2. Ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors of the fund for its current fiscal year; and

3. Approval of a new management contract between the fund and Putnam Investment Management, Inc., providing for an increase in the fund's management fee.

The proposal to increase the management fee is the result of several years of study, undertaken by the Trustees, to evaluate the management fees, investment performance, and expense ratios of each of the Putnam funds and those of major competing funds. This comprehensive review resulted in recommendations for fee increases for some funds and decreases for others. The new management fee for Putnam Income Fund will result in an increase of $0.23 in annual expenses for each $100 invested.

It is, of course, in your interest to vote the proxies and thereby have a voice in the fund's management.

If you have any questions regarding the enclosed proxy information, please call Putnam Defined Contributions Plan
Administration at 1-800-XXX-XXXX.

Sincerely,



Alexander L. Nelson












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